SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 6, 2006
Philadelphia Consolidated Holding Corp.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 617-7900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On February 7, 2006, the Company’s Board of Directors and Compensation Committee determined that any bonuses payable to the executive officers for 2006 would be based 30% on the Company meeting certain specified earnings per share targets and 70% on the executive officers meeting certain performance goals established for each executive officer.
On February 7, 2006, the Company’s Compensation Committee and Board of Directors determined the bonuses for 2005 for the executive officers listed below and also determined that the base compensation for 2006 for such executive officers would be increased to the amount shown next to their respective names from the amount of base compensation payable to them for 2005. The employment agreements for each of the executive officers provides that their compensation is subject to periodic review and possible increases in the discretion of the Company.

		Annual Salary ($)
	2005 Bonus ($)	2006	2005
James J. Maguire, Jr., President and Chief Executive Officer	187,500	500,000	400,000

Sean S. Sweeney, Executive Vice President	136,719	400,000	325,000

Christopher J. Maguire, Executive Vice President	156,250	400,000	325,000

Craig P. Keller, Executive Vice President, Secretary, Treasurer, and Chief Financial Officer	156,250	375,000	325,000

T. Bruce Meyer, President and Chief Executive Officer, Liberty American Insurance Group, Inc.	25,000	200,025	175,000

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
On February 6, 2006, Michael J. Morris, one of the Company’s directors, advised the Company that he was resigning as a member of the Company’s Board of Directors, effective February 7, 2006. On February 7, 2006: (1) the Company’s Board of Directors elected Ronald R. Rock as a director of the Company, and Mr. Rock was appointed as a member of the Board’s Audit Committee and Investment Committee; and (2) Dirk A. Stuurop, one of the Company’s directors, advised the Company that he would not stand for re-nomination as a director this year.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

Dated: February 10, 2006	By:	Craig P. Keller

Craig P. Keller Executive Vice President, Secretary, Treasurer and Chief Financial Officer